Exhibit 10.18

ADVANCED INHALATION THERAPIES (AIT) INC.

EMPLOYMENT AGREEMENT

FOR

AMIR AVNIEL

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of September 17th, 2015, is made and entered into by and between Amir Avniel, an individual having an address at 2600 Netherland Ave, Bronx, NY 10463 (the “Employee”) and Advanced Inhalation Therapies (AIT) Inc., a Delaware corporation with its principal offices located at New York, New York (“AIT” or the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Employee; and

WHEREAS, the Employee is willing to render services to the Company, on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and promises hereinafter set forth, the parties hereto covenant and agree as follows:

1.          EMPLOYMENT.  The Company hereby employs the Employee on the terms and conditions contained in this Agreement and the Employee hereby accepts such employment upon the terms and conditions contained herein.  While employed by the Company, the Employee shall serve as President and Chief Executive Officer of the Company and act in such capacity for the Company’s parent company, Advanced Inhalation Therapies (AIT) Ltd. (the “Parent Company”) upon the terms and conditions set forth herein.  The term of this Agreement initially shall be for a period of 3 years from January 1st, 2016, provided, however, that this Agreement shall renew automatically for successive additional one (1) year periods after the initial term unless:  (i) notice of non-renewal is given by either party to the other at least ninety (90) days prior to the end of the then current term; or (ii) the Agreement is terminated pursuant to Section 4 hereof.  The term “Employment Period” as used herein means the entire period during which the Employee is employed by the Company hereunder.

2.          DUTIES.

(a)          Obligations of Employee.  The Employee will report directly to the Board of Directors of the Company.  The Employee will perform and discharge diligently and faithfully such duties as may be assigned to him from time to time by the Board of Directors of the Company which will be such duties as are customary within the Company for the position of Chief Executive Officer.  Notwithstanding anything contained herein to the contrary, it is agreed and understood that the Employee shall be allowed to pursue and engage in the “Outside Activities” (as hereinafter defined) provided such Outside Activities do not (i) interfere with Employee’s employment hereunder and the performance of his duties, responsibilities and obligations under this Agreement; or (ii) give rise to a conflict of interest.  The term “Outside Activities” shall mean:  (i) serving as a board member on boards of directors; (ii) passive management of Employee’s personal investments and certain community and charitable activities.

(b)          Full Time Employment.  The Employee will devote his full business time, attention, skills and energies to the performance of his duties hereunder and to the promotion of the business of the Company, consistent with such duties.

(c)          Restrictive Covenants.  The Employee will promptly deliver to the Company a signed copy of the Employee Confidentiality and Intellectual Property Rights Agreement annexed hereto as Exhibit A (the “Restrictive Covenants”).

3.          COMPENSATION.

(a)          Salary.  For services rendered by the Employee hereunder, the Company will pay him a gross base salary at the annual rate of One Hundred Ninety Thousand Three Hundred and Twenty Three US Dollars (US$190,323) (the “Salary”), less payroll deductions and withholdings as required by applicable law.  The Salary will be payable in accordance with the Company’s normal payroll practices and will be subject to annual review and adjustment in the sole discretion of the Board of Directors.

(b)          Bonus.  Subject to the terms and conditions set forth herein, the Employee shall be entitled to receive an annual cash bonus, provided that he is still employed by the Company on the date of payment thereof (the “Payment Date”), subject to certain milestones and performance targets to be determined by the Board of Directors at its sole discretion.  In addition to the foregoing, and subject to the terms and conditions set forth herein, the Employee shall be entitled to receive a cash bonus of $50,000 upon the closing of a Qualified Financing (as hereinafter defined), provided that he is still employed by the Company on the Payment Date (the “Qualified Financing Bonus”).  The Qualified Financing Bonus shall be payable in cash.  The term “Qualified Financing” shall mean the earlier of (i) the sale and issuance by the Parent Company of equity and/or debt securities in which the Parent Company shall receive gross proceeds of at least $10,000,000; or (ii) the closing of an underwritten public offering of the Parent Company’s securities in which the Parent Company shall receive gross proceeds of at least $10,000,000.

(c)          Benefits.  Beginning on the date hereof and until the end of the Employment Period, the Company will provide the Employee with health insurance and any other employee benefits made generally available to salaried employees of the Company from time to time in accordance with the respective terms of such plans and programs.  Such benefits may be modified or terminated at any time in the sole and absolute discretion of the Company.  Employee shall also be eligible to participate in any retirement plan, 401K plan, profit-sharing plan and/or defined benefit plan maintained by the Company for the benefit of full time, salaried employees of the Company upon the terms and conditions of such plans.

(d)          Expense Reimbursement.  The Company shall reimburse the Employee for out-of  pocket expenses properly incurred by the Employee directly and solely in connection with performance of his duties and obligations hereunder, including without limitation, customary administrative and office related costs (including costs related to Employee’s computer, printer, landline phone and cellular phone, internet services, etc.), traveling and lodging expenses while traveling, subject to the prior written approval of the Company, against applicable receipts.  Such expenses will be paid in accordance with the Company’s expense reimbursement policy in effect from time to time.  It is further agreed that the Company shall reimburse the Employee for any expenses and legal fees incurred in connection with obtaining a work permit/visa in the U.S. and applying for a Green Card.

(e)          Vacation.  The Employee will be entitled to thirty (30) vacation days per calendar year, prorated for partial years.  In all other respects, the Employee’s vacation benefit will be governed by the Company’s vacation policy, which the Company may publish and revise in its sole discretion from time to time.  Vacation days may be accumulated if not used during a work year up to forty five (45) unused vacation days per annum.

(f)          Withholding.  All payments made and benefits provided to the Employee under this Agreement may be subject to applicable federal, state and local income and payroll withholding taxes.

4.          TERMINATION.

(a)          Termination Without Cause by the Employee.  The Employee may terminate his employment without cause at any time, effective upon ninety (90) days prior notice to the Company; provided, however, that in case of such termination, the Employee will be entitled only to payments and benefits until the effective date of termination and benefits that are required by applicable law governing wage payments or continuation of benefits.

(b)          Termination Without Cause by the Company or for Good Reason by the Employee.  The Company may terminate the Employee’s employment without cause at any time, or Employee may terminate his employment for Good Reason (as hereinafter defined), such termination to be effective no earlier than ninety (90) days from the date notice thereof is given to the Employee (the “Notice Period”); provided, however, that in the event of such termination the Company shall have the option to terminate the Employee’s employment at any time during the Notice Period, in which event the Company will continue to pay the Employee the equivalent of his Salary through the end of the Notice Period; provided further, however, that the Company will be entitled to discontinue making such payments in the event the Employee breaches any of the Restrictive Covenants.  Furthermore, in the event of termination of the Employee’s employment by the Company without cause or by Employee for Good Reason as set forth in this Section 4(b), the Company will pay to the Employee and Employee shall be entitled to receive:  (i) any earned but unpaid bonuses for prior years, if any, as of the effective date of termination; (ii) any reimbursement of expenses pursuant to Section 3(e) herein, to the extent applicable, as of the effective date of termination; and (iii) any benefits under any employee benefit plans as of the effective date of termination.  Furthermore, if the Employee is terminated by the Company without cause as set forth herein, the Employee shall be entitled to a Salary continuation at the rate then in effect for a period of 90 days from the effective date of termination.

The term “Good Reason” shall mean any of the following:  (A) any material and adverse change in Employee’s position with the Company; (B) any material diminution in Employee’s authority or responsibilities under this Agreement; (C) the Company requiring Employee to be based at any office more than thirty (30) miles from the place of employment stated in this Agreement (however, travel required by the Company in connection with Employee’s duties will not constitute Good Reason); or (D) any material breach of this Agreement by the Company that is not cured within 30 days from receipt of notice in writing.  Notwithstanding the foregoing, in the event the Employee does not give a written notice of Good Reason within 90 days after the initial existence of an event constituting Good Reason, the event will no longer constitute Good Reason.

(c)          Termination for Cause.  The Company may terminate the Employee’s employment for Cause at any time during the Employment Period, effective immediately upon giving the Employee written notice of such termination.  In such event, the Employee will be entitled only to payments, expense reimbursement and benefits until the effective date of termination and benefits that are required by applicable law governing wage payments or continuation of benefits.  As used herein, the term “Cause” will mean any of the following events:

(i)          the Employee is convicted of any felony;

(ii)          the Employee is convicted of any misdemeanor involving moral turpitude, if in the reasonable good-faith judgment of the Company such conviction has or could materially damage the reputation of the Company or is likely to materially interfere with the Employee’s performance of his duties hereunder;

(iii)          the Employee commits a material breach of this Agreement or engages in a willful failure to carry out the material directives of any superior authorized by the Company to give such directives; and

(iv)          the Employee commits a breach of any fiduciary duty or duty of loyalty owed to the Company, gross negligence, gross malfeasance, gross nonfeasance or willful misconduct in the performance of his duties, including, without limitation, criminal dishonesty, fraud, embezzlement or theft; breach of any of the Restrictive Covenants; a material violation of any Company or other external (e.g., professional) code of conduct to which the Employee may be subject; and any act or failure to act that the Employee knows or reasonably should know is or likely to be materially injurious to the business or reputation of the Company.

(d)          Death.  If the Employee dies during the Employment Period, this Agreement and the Employee’s employment will automatically terminate as of the date of his death.  The Company will pay to the Employee’s estate and the Employee’s estate shall be entitled to:  (i) any unpaid Salary and, if applicable, any unused vacation days accrued as of the date of death; (ii) any earned but unpaid bonuses for prior years, if any, as of the date of death; (iii) any reimbursement of expenses pursuant to Section 3(e) herein, to the extent applicable, as of the date of death; and (iv) any benefits under any employee benefit plans as of the date of death.  Furthermore, if the Employee dies during the Employment period, the Employee’s estate shall be entitled to a Salary continuation at the rate then in effect for a period of 90 days from the date of death.  Except as set forth in this Agreement, the Employee’s estate will neither be entitled to any further payments or benefits (including any bonus payment) except as required by any applicable federal or state law.

(e)          Disability.  If the Employee is incapacitated by accident, sickness or otherwise so as to render him mentally or physically incapable of performing fully the services required of him under this Agreement (referred to herein as a “Disability”) for a period of ninety (90) consecutive days, the Company may terminate this Agreement and the Employee’s employment effective immediately after the expiration of such period, upon giving the Employee written notice of such termination.  Notwithstanding the foregoing provision, the Company acknowledges that it may be subject to the requirements of the Americans with Disabilities Act, the Family and Medical Leave Act and corresponding state laws which may affect its right to terminate the Employee’s employment on account of a Disability.  In the event of termination for Disability as set forth in this Section 4(e), the Company will pay to the Employee and the Employee shall be entitled to:  (i) any unpaid Salary and, if applicable, any unused vacation days accrued as of the effective date of termination; (ii) any earned but unpaid bonuses for prior years, if any, as of the effective date of termination; (iii) any reimbursement of expenses pursuant to Section 3(e) herein, to the extent applicable, as of the effective date of termination; and (iv) any benefits under any employee benefit plans as of the effective date of termination.  Furthermore, if the Employee is terminated for Disability as set forth herein, the Employee’s estate shall be entitled to a salary continuation at the rate then in effect for a period of 90 days from the effective date of termination.

(f)          Termination Upon Change of Control.

In the event the Employee’s employment is terminated within two (2) years following the closing of a Change of Control Transaction (as hereinafter defined) either:  (i) by the Company without cause, or (ii) by Employee for Good Reason, the Company shall pay the Employee and Employee shall be entitled to receive (i) any unpaid Salary and, if applicable, any unused vacation days accrued as of the effective date of termination; (ii) any earned but unpaid bonuses for prior years, if any, as of the effective date of termination; (iii) any reimbursement of expenses pursuant to Section 3(e) herein, to the extent applicable, as of the effective date of termination; and (iv) any benefits under any employee benefit plans as of the effective date of termination.  Furthermore, if the Employee is terminated in connection with a Change of Control Transaction pursuant to this Section 4(f), the Employee shall be entitled to a Salary continuation at the rate then in effect for a period of seven (7) months following the effective date of termination.

The term “Change of Control Transaction” shall mean (i) a merger, consolidation, a sale of all or substantially all of the assets or similar transaction of the Parent Company or its subsidiaries with or into or to any other person or entity, where the Parent Company shall not be the surviving entity, or, if the Parent Company is the surviving entity, after which the equity holders of the Parent Company as of the date hereof fail to own at least fifty percent (50%) of the voting or management power of the Parent Company or (ii) other than any public offering of securities, one or more sales of the outstanding capital stock of the Parent Company after which the equity holders of the Parent Company as of the date hereof fail to own at least fifty percent (50%) of the voting or management power of the Parent Company or the surviving person or entity, as applicable.

(g)          Mitigation and Set Off.  It is agreed and understood that the Employee shall not be required to (x) mitigate (by seeking any other employment, self employment or any other income producing pursuit) any post-employment compensation under this Section 4 or (y) set off against any post-employment compensation, any compensation for other employment, consultancy or unemployment benefits received while he is receiving post-employment compensation hereunder.

5.          NOTICES.  Any notices or other communications required to be given pursuant to this Agreement will be in writing and will be deemed given:  (i) upon delivery by hand to the Employee if delivery is to the Employee or to an officer of the Company, other than the Employee, if delivery is to the Company, as the case may be; (ii) after two (2) business days if sent by express mail or air courier; (iii) four (4) business days after being mailed, if sent by registered mail (airmail if to an address in a foreign country from the point of mailing), postage prepaid, return receipt requested; or (iv) upon transmission, if sent by facsimile (provided that a confirmation copy is sent in the manner provided in clause (ii) or clause (iii) of this Section 5 within thirty-six (36) hours after such transmission), except that if notice is received by facsimile after 5:00 p.m. on a business day at the place of receipt, it will be effective as of the following business day.  All communications hereunder will be delivered to the respective parties at the following addresses:

If to the Company:

Advanced Inhalation Therapies (AIT) Inc.

Attention:  Amir Avniel, Chief Executive Officer

If to the Employee:

Amir Avniel
_____________
_____________
_____________

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

6.          GOVERNING LAW.  This Agreement will be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretations and enforcement of this Agreement and the transaction contemplated hereunder shall be commenced exclusively in the state and federal courts sitting in New York County.  Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the adjudication of any dispute hereunder or in connection herewith.

7.          WAIVER OF BREACH.  The waiver by the Company of a breach of any provision of this Agreement by the Employee will not operate or be construed as a waiver of any subsequent breach by the Employee.

8.            SUCCESSORS AND ASSIGNS.  This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective heirs, successors, representatives and assigns.  This Agreement is assignable to any legal successor of the Company.  This Agreement may not be assigned by the Employee.

9.            ENTIRE AGREEMENT.  This Agreement, which includes the Restrictive Covenants, constitutes the entire understanding and agreement between the Company and the Employee with regard to all matters contained herein and incorporates and supersedes all prior and simultaneous agreements between the parties concerning the employment of the Employee by the Company.  No prior or contemporaneous promises, agreements, conditions or representations, oral or written, express or implied, relating hereto but not contained herein shall be of any force or effect, or are or can be relied upon in any way.  This Agreement may be amended only in a writing signed by both parties.

10.          INTERNAL REVENUE CODE SECTION 409A.  This Agreement shall be interpreted and administered in a manner so that any amount payable hereunder shall be paid or provided in a manner and at such time and in such form that is either exempt from or compliant with the applicable requirements of Section 409A of the Internal Revenue Code (the “Code”) and applicable guidance and regulations issued thereunder.  Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of the Employee’s termination of employment, such amount or benefit will not be payable or distributable to the Employee by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise.  If any amount that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of the Employee’s separation from service during a period in which she is a “specified employee” (as defined in Section 409A of the Code and applicable regulations), then payment of such non-exempt amounts shall be delayed until the earlier of the Employee’s death or the first day of the seventh month following Employee’s separation from service.  This provision does not prohibit the vesting of any amount upon a termination of employment, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

11.          MISCELLANEOUS.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and when a counterpart has been executed by each of the parties hereto, all of the counterparts, when taken together, shall constitute one and the same agreement.  This Agreement may not be modified or amended unless agreed to in writing by the parties.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date set forth above.

The Company: ADVANCED INHALATION THERAPIES (AIT) INC. By: /s/ Racheli Vizman Name: Racheli Vizman Title: COO Employee: /s/ Amir Avniel AMIR AVNIEL

EXHIBIT C

EMPLOYEE CONFIDENTIALITY AND INTELLECTUAL PROPERTY RIGHTS AGREEMENT

This Agreement is entered into by and between the undersigned Employee and Advanced Inhalation Therapies (AIT) Inc., a Delaware Corporation (the “Company”).

RECITALS

A.          Employee is now, or desires to become, employed by the Company.

B.          Employee understands and acknowledges that he will come into contact with, and be exposed to, valuable, special and unique Company confidential and proprietary information and trade secrets.  Employee further acknowledges the highly competitive nature of the Company’s business and understands and acknowledges that the restrictions set forth in this Agreement are reasonable and necessary for the protection of the Company’s legitimate business interests.

NOW, THEREFORE, in exchange for the mutual covenants and conditions set forth herein, the parties, intending legally to be bound, hereby agree as follows:

1.          Consideration.  Employee understands and acknowledges that the consideration for this Agreement is Employee’s employment by the Company and the compensation and other valuable benefits to be received by Employee during the course of Employee’s employment by the Company.

2.         Confidential Information.  Employee agrees that, both during Employee’s employment by the Company and at all times thereafter, Employee will not, except as required to effectively and appropriately discharge Employee’s duties to the Company, directly or indirectly use or disclose to any third person, without the prior written consent of the Company, any Confidential Information (as hereinafter defined) of the Company or its affiliates worldwide (the “Company Group”).  For purposes of this Agreement, “Confidential Information” means customer lists, customer requirements and specifications, financial data, sales figures, costs and pricing figures, test reports, test data, test procedures, testing manuals, testing software, marketing and other business plans, product development, marketing concepts, personnel matters, drawings, specifications, instructions, methods, processes, techniques, formulae or any other information of any kind relating to the service, business and products of the Company and/or the Company Group´s sales, technology, research, research data, business, affairs and finances of the Company and/or the Company Group and all other know-how, trade secrets or proprietary information, or any copies, elaborations, modifications and adaptations thereof, which are in the possession of the Company Group and which have not been published or disclosed to, and are not otherwise known to, the public.  In the event the Company is bound by a confidentiality agreement or understanding with a customer, vendor, supplier or other party regarding the confidential information of such customer, vendor, supplier or other party, which is more restrictive than specified above in this Section 2, and of which Employee has notice or is aware, the provisions of such other confidentiality agreement will be binding upon Employee and will not be superseded by this Section 2.  Employee further agrees that, all documents containing Confidential Information of the Company shall remain the exclusive property of the Company and that upon the termination of Employee’s employment with the Company for any reason or at any other time upon request, Employee will promptly deliver to the Company, without retaining any copies thereof, all tangible evidence of the Confidential Information, including, without limitation, all notes, memoranda, records, files and other documents, whether tangible or intangible, and regardless of how stored or maintained, whether on computer tapes, discs or any other form of technology.  Notwithstanding anything contained herein to the contrary, it is agreed that the obligations of confidentiality and non-use as set forth hereunder shall not apply to any information that (a) was known to the Employee or in the public domain before the disclosure hereunder, or (b) becomes known to the public through no unauthorized act or omission on the part of the Employee; or (c) is disclosed to the Employee by a third party having a legal right to make such disclosure; or (d) is required to be disclosed by applicable law.

3.          Non-Competition Covenant.  During the term of Employee’s employment with the Company and for a period of twenty four (24) months after such employment terminates, regardless of the reason, Employee will not (a) accept employment in the United States, Canada or any other geographic area in which the Company does business (during the course of his employment with the Company or at the time his employment terminates) (the “Restricted Geographical Area”) with any Competitive Business (as hereinafter defined); or (b) engage in any business or activity (whether alone or as an owner, member, manager, partner, officer, employee, director, investor, lender, consultant or independent contractor of any entity) within the Restricted Geographical Area that is a Competitive Business.  For purposes of this Agreement, “Competitive Business” shall mean a business or entity that is engaged in the field of using nitric oxide for respiratory diseases

4.          Non-Solicitation Covenant.  During the term of Employee’s employment with the Company and for a period of twenty four (24) months after such employment terminates, regardless of the reason, Employee will not directly or indirectly, for any reason or purpose whatsoever (other than on behalf of the Company in performing Employee’s required duties for the benefit of the Company) engage in any of the following activities, whether for Employee’s own benefit or on behalf of, or in conjunction with, any other corporation, partnership, limited liability company, proprietorship or business, and whether as an employee, partner, principal, officer, director, consultant, agent, shareholder, or otherwise:

(i)          solicit, take away, divert, attempt to take away or provide any product or service similar to those offered by the Company to any customer or solicited prospect of the Company if the customer or solicited prospect is someone (x) whom Employee worked or dealt with, solicited, sold or provided any product or service to, dealt with, or became aware of by virtue of Employee’s employment with the Company or access to Confidential Information, or (y) who was a customer of an employee whom Employee directly or indirectly managed or supervised at any time during the last year of Employee’s employment with the Company;

(ii)          induce or attempt to induce any supplier or customer of the Company to reduce such supplier’s or customer’s business with the Company or divert any such supplier’s or customer’s business from the Company, by direct advertising, solicitation or otherwise; or

(iii)          solicit the employment of, recruit, employ, hire, cause to be employed or hired, entice away, or establish a business with, any then current officer, manager, or other employee or agent of the Company (other than nonsupervisory or nonmanagerial personnel who are employed in a clerical or maintenance position) or any other such person who was employed by the Company within the twelve (12) months immediately prior to such employment or establishment, or suggest to or discuss with any such employee the discontinuation of that person’s status or employment with the Company; or

(iv)          assist any person, firm, entity, employer, business associate or member of Employee’s family to commit any of the foregoing acts.

5.          Other Agreements/Warranties.  Employee warrants that Employee is not bound by the terms of any confidentiality agreement or non-competition agreement or any other agreement with a former employer or other third party which would preclude Employee from accepting employment with the Company or which would preclude Employee from effectively performing Employee’s duties for the Company.  Employee further warrants that, Employee has the right to make all disclosures that Employee will make to the Company during the course of Employee’s employment by the Company.

6.          Company’s Intellectual Property Rights.

(i)          Work for Hire.  Employee agrees that all work, materials (tangible and intangible) and products produced, developed, created or completed by Employee on behalf of the Company during the course of Employee’s employment by the Company will be deemed “work for hire,” as such term is defined by the copyright laws of the United States, and are expressly intended to be wholly owned, and all copyright rights to be held, by the Company.  To the extent that any such copyrightable works may not, by operation of law, be works for hire, Employee agrees to and hereby does assign to the Company or its designees ownership of all copyright rights in those works.  The Company will have the right to obtain and hold in its own name copyrights, registrations and similar protection which may be available for those works.  Employee agrees to give the Company or its designees all assistance reasonably required to secure or protect those rights.

(ii)          Company’s Proprietary Rights.  Employee agrees that all discoveries, developments, ideas, improvements, modifications, innovations, inventions, processes, know-how, technical information, secret processes, programs, operating instructions, manuals, documentation, discs, tapes, written materials, systems, techniques, hardware, software, test procedures or other things, whether or not patentable (referred to herein as “Inventions”), that are made, conceived or reduced to practice by Employee, while employed by the Company, solely or with others, whether or not during working hours or on the Company’s premises, and that (i) relate to the Company’s competitive business activities or actual or demonstrably anticipated research or development or a reasonable or contemplated expansion thereof, or (ii) result from any work performed by Employee for the Company, or (iii) are developed on the Company’s time or using the Company’s equipment, supplies, facilities or trade secret information, or (iv) are based upon or are related to trade secrets and other confidential information of the Company, its parent company or affiliates that Employee have had access to through Employee’s employment by the Company, will be the exclusive property of, and will promptly be disclosed by Employee to, the Company.

(iii)          General.  Without limiting the preceding subsections of this Section 6, all intellectual property developed or generated by Employee during and in the course and scope of his employment with the Company, including any trademarks or trademark rights, shall will be the exclusive property of the Company.

(iv)          Cooperation.  Employee agree that, at any time during or after Employee’s employment with the Company, Employee will, without further compensation but at the Company’s sole expense, sign all papers and cooperate in all other acts reasonably required to secure or protect the Company’s rights in all such property identified in subsection (b) above, including without limitation executing written assignments therefor and applying for, obtaining and enforcing patents thereon in any and all countries.  In the event that Employee is unable or unavailable or will refuse to sign any lawful or necessary documents required in order for the Company to apply for and obtain a patent or patents with respect to any work performed by Employee (including applications or renewals, extensions, divisions or continuations), Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and in Employee’s behalf, and in Employee’s place and stead, to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents with respect to such new developments with the same legal force and effect as if executed by Employee.

(v)          Assignment of Intellectual Property Rights.  Nothing set forth in this Agreement will be deemed to limit the Company’s right to assign any intellectual property rights to any other party, whether a member of the Company Group or otherwise.

7.          Enforcement/Remedies.  Employee understands and acknowledges that a breach of the provisions of this Agreement would injure the Company irreparably in a way which could not be adequately compensated for by damages.  Employee therefore agrees that in the event of any breach or threatened breach by Employee, Employee will be subject to disciplinary action up to and including termination by the Company, and the Company will be entitled to an injunction, without bond, restraining such breach, as well as costs and attorneys’ fees relating to any such proceeding or any other legal action to enforce the Agreement.  Nothing herein will be construed, however, as prohibiting the Company from pursuing other available remedies or recovering on any claim for damages for such breach or threatened breach.

8.          Governing Law.  The parties agree that this Agreement will be governed and construed by and in accordance with the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretations and enforcement of this Agreement and the transaction contemplated hereunder shall be commenced exclusively in the state and federal courts sitting in New York County.  Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the adjudication of any dispute hereunder or in connection herewith.

9.          Severability.  If any provision of this Agreement is deemed invalid or unenforceable, the validity of the other provisions of this Agreement will not be impaired.  If any provision of this Agreement will be deemed invalid as to its scope, then notwithstanding such invalidity, that provision will be deemed valid to the fullest extent permitted by law, and the parties agree that, if any court makes such a determination, it will have the power to reduce the duration, scope and/or area of such provision and/or to delete specific words and phrases by “blue penciling” and, in its reduced or blue penciled form, such provision will then be enforceable as permitted by law.

10.          Assignment.  The provisions of this Agreement will inure to the benefit of the successors and assigns of the Company.

11.          Entire Agreement/Waiver.  This Agreement represents the entire understanding of the parties with respect to its subject matter, no modification of any provision hereof will be valid unless made in writing and signed by the parties hereto, and no waiver of any provision hereof will be valid unless made in writing and signed by the party to be charged with such waiver.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative, and Employee has executed this Agreement as of the date set forth below.

COMPANY: ADVANCED INHALATION THERAPIES (AIT) INC By: /s/ Racheli Vizman Name: Racheli Vizman Title: COO EMPLOYEE: /s/ Amir Avniel AMIR AVNIEL